Exhibit a4

ARTIO GLOBAL INVESTMENT FUNDS

Amendment No. 4 to Amended and Restated Master Trust Agreement

          The undersigned, being at least a majority of the Trustees of Artio Global Investment Funds (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Master Trust Agreement (the “Master Trust Agreement”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	Schedule A is hereby amended to read in its entirety as follows:

Artio International Equity Fund
Artio International Equity Fund II
Artio Emerging Markets Local Debt Fund
Artio Total Return Bond Fund
Artio Global High Income Fund

The foregoing amendment shall be effective on January 1, 2013.

                       IN WITNESS WHEREOF, the undersigned duly executed this amendment as of the 13th day of December, 2012.

/s/ Antoine Bernheim	/s/ Thomas Gibbons
Antoine Bernheim	Thomas Gibbons

/s/ Robert S. Matthews	/s/ Cynthia Hostetler
Robert S. Matthews	Cynthia Hostetler

/s/ Peter Wolfram
Peter Wolfram